Exhibit 99.1
__________________________________________________________________

FOR IMMEDIATE RELEASE

Contact:	Connie Kao
Group Vice President, Investor & Media Relations
(925) 965-4668
connie.kao@ros.com

ROSS STORES REPORTS SECOND QUARTER EARNINGS,
PROVIDES THIRD QUARTER GUIDANCE

Dublin, California, August 19, 2021 -- Ross Stores, Inc. (NASDAQ: ROST) today reported earnings per share for the 13 weeks ended July 31, 2021 grew 22% to $1.39 on net income of $494 million. This compares to $1.14 per share on net earnings of $413 million for the 13 weeks ended August 3, 2019. Sales rose 21% to $4.8 billion, with comparable store sales up a robust 15%.

For the six months ended July 31, 2021, earnings per share were $2.73 on net earnings of $971 million, up from $2.29 per share on net income of $834 million for the same period in 2019. Sales for the first half of 2021 rose 20% to $9.3 billion, with comparable store sales up 14%.

Barbara Rentler, Chief Executive Officer, commented, “We are pleased that both second quarter sales and earnings substantially exceeded our expectations. Sales benefited from customers’ positive response to our broad assortment of great bargains. In addition, our results were bolstered by a number of external factors, including ongoing government stimulus, increasing vaccination rates, and diminishing COVID restrictions. Operating margin versus 2019 improved to 14.1% as leverage from the robust sales gains was partially offset by the anticipated expense pressures from higher freight, wage, and COVID-related costs.”

Ms. Rentler continued, “During the second quarter, we repurchased 1.4 million shares of common stock for an aggregate price of $176 million. As previously announced, we expect to buy back a total of $650 million in common stock during fiscal 2021.”

Ms. Rentler further noted, “Looking ahead, there remains much uncertainty regarding the sustainability of the positive external factors that benefited our first half results as well as the potential risks we may face from the spread of COVID variants and worsening industry-wide supply chain congestion. As a result, we are forecasting third quarter same store sales to be up 5% to 7% with earnings per share in the range of $0.61 to $0.69. This guidance reflects our expectation for escalating freight and supply chain costs, and ongoing COVID-related operating expenses.”

ROSS STORES, INC. 5130 Hacienda Drive, Dublin, CA 94568 (925) 965-4400

Ms. Rentler added, “Based on first half results and our third quarter outlook, we are updating our fiscal year 2021 earnings per share forecast to be in the range of $4.20 to $4.38 on a comparable store sales gain of 10% to 11%.”

Ms. Rentler concluded, “Moving forward, we remain optimistic about our prospects for continued growth in both sales and profitability over the longer term, especially given consumers’ increasing focus on value and convenience. Moreover, the significant number of retail closures and bankruptcies in recent years further enhances our ability to gain additional market share in the future.”

The Company will host a conference call on Thursday, August 19, 2021 at 4:15 p.m. Eastern time to provide additional details concerning its second quarter results and management’s outlook for the remainder of the year. A real-time audio webcast of the conference call will be available in the Investors section of the Company’s website, located at www.rossstores.com. An audio playback will be available at 404-537-3406, PIN #6377123 until 8:00 p.m. Eastern time on August 26, 2021, as well as on the Company’s website.

Forward-Looking Statements: This press release contains forward-looking statements regarding projected sales and earnings, planned new store growth, and other financial results and market conditions in future periods that are subject to risks and uncertainties which could cause our actual results to differ materially from management’s current expectations. The words “plan,” “expect,” “target,” “anticipate,” “estimate,” “believe,” “forecast,” “projected,” “guidance,” “outlook,” “looking ahead,” and similar expressions identify forward-looking statements. Risk factors for Ross Dress for Less® (“Ross”) and dd’s DISCOUNTS® include without limitation, the uncertainties and potential for the recurrence of significant business disruptions arising from the COVID-19 pandemic; changes in the level of consumer spending on or preferences for apparel and home-related merchandise; impacts from the macro-economic environment, financial and credit markets, geopolitical conditions, unemployment levels or public health issues (such as pandemics) that affect consumer confidence and consumer disposable income; our need to effectively manage our inventories, markdowns, and inventory shortage to achieve planned gross margins; competitive pressures in the apparel or home-related merchandise retailing industry; issues associated with importing and selling merchandise produced in other countries, including risks from supply chain disruptions due to port of exit/entry congestion, shipping delays and ocean freight cost increases, and risks from other supply chain related disruptions in other countries, including those due to COVID-19 closures; unseasonable weather that may affect shopping patterns and consumer demand for seasonal apparel and other merchandise, and that may result in temporary store closures and disruptions in deliveries of merchandise to our stores; market availability, quantity, and quality of attractive brand name merchandise at desirable discounts and our buyers’ ability to purchase merchandise that enables us to offer customers a wide assortment of merchandise at competitive prices; potential data security breaches, including cyber-attacks on our transaction processing and computer information systems, which could result in theft or unauthorized disclosure of customer, credit card, employee, or other private and valuable information that we handle in the ordinary course of our business; potential disruptions in our supply chain or information systems; issues involving the quality, safety, or authenticity of products we sell, which could harm our reputation, result in lost sales, and/or increase our costs; an adverse outcome in various legal, regulatory, or tax matters; damage to our corporate reputation or brands; our need to continually attract, train, and retain associates to execute our off-price strategies; our need to effectively advertise and market our business; changes in U.S. tax, tariff, or trade policy regarding apparel and home-related merchandise produced in other countries that could adversely affect our business; volatility in revenues and earnings; an additional pandemic, natural or man-made disaster in California or in another region where we have a concentration of stores, offices, or a distribution center; unexpected issues or costs from expanding in existing markets and entering new geographic markets; obtaining acceptable new store sites with favorable consumer demographics; and maintaining sufficient liquidity to support our continuing operations, new store openings and reopenings, and ongoing capital expenditure plans. Other risk factors are set forth in our SEC filings including without limitation, the Form 10-K for fiscal 2020, and fiscal 2021 Form 10-Q and Form 8-Ks on file with the SEC. The factors underlying our forecasts are dynamic and subject to change. As a result, our forecasts speak only as of the date they are given and do not necessarily reflect our outlook at any other point in time. We do not undertake to update or revise these forward-looking statements.

Ross Stores, Inc. is an S&P 500, Fortune 500, and Nasdaq 100 (ROST) company headquartered in Dublin, California, with fiscal 2020 revenues of $12.5 billion. Currently, the Company operates Ross Dress for Less® (“Ross”), the largest off-price apparel and home fashion chain in the United States with 1,611 locations in 40 states, the District of Columbia, and Guam. Ross offers first-quality, in-season, name brand and designer apparel, accessories, footwear, and home fashions for the entire family at savings of 20% to 60% off department and specialty store regular prices every day. The Company also operates 285 dd’s DISCOUNTS® stores in 21 states that feature a more moderately-priced assortment of first-quality, in-season, name brand apparel, accessories, footwear, and home fashions for the entire family at savings of 20% to 70% off moderate department and discount store regular prices every day. Additional information is available at www.rossstores.com.

Ross Stores, Inc.
Condensed Consolidated Statements of Operations

	Three Months Ended			Six Months Ended
($000, except stores and per share data, unaudited)	July 31, 2021	August 1, 2020	August 3, 2019	July 31, 2021	August 1, 2020	August 3, 2019

Sales	$4,804,974	$2,684,712	$3,979,869	$9,321,054	$4,527,385	$7,776,511

Costs and Expenses
Cost of goods sold	3,410,871	2,080,120	2,843,850	6,609,267	3,970,111	5,545,518
Selling, general and administrative	717,788	519,495	591,970	1,392,841	934,800	1,150,220
Interest expense (income), net	18,707	28,855	(4,782)	37,756	35,521	(10,417)
Total costs and expenses	4,147,366	2,628,470	3,431,038	8,039,864	4,940,432	6,685,321

Earnings (loss) before taxes	657,608	56,242	548,831	1,281,190	(413,047)	1,091,190
Provision (benefit) for taxes on earnings (loss)	163,350	34,195	136,110	310,453	(129,252)	257,327
Net earnings (loss)	$494,258	$22,047	$412,721	$970,737	$(283,795)	$833,863

Earnings (loss) per share
Basic	$1.40	$0.06	$1.15	$2.75	$(0.81)	$2.31
Diluted	$1.39	$0.06	$1.14	$2.73	$(0.81)	$2.29

Weighted-average shares outstanding (000)
Basic	352,865	352,276	359,794	352,927	352,239	361,439
Diluted	354,935	354,232	362,074	355,161	352,239	364,007

Store count at end of period	1,896	1,832	1,772	1,896	1,832	1,772

Ross Stores, Inc.
Condensed Consolidated Balance Sheets

($000, unaudited)	July 31, 2021	August 1, 2020	August 3, 2019
Assets

Current Assets
Cash and cash equivalents	$5,569,071	$3,793,043	$1,382,025
Accounts receivable	159,163	162,723	130,439
Merchandise inventory	1,751,027	1,117,983	1,835,869
Prepaid expenses and other	193,588	273,612	167,585
Total current assets	7,672,849	5,347,361	3,515,918

Property and equipment, net	2,746,208	2,706,105	2,505,040
Operating lease assets	2,973,907	3,053,735	2,932,199
Other long-term assets	248,436	215,044	198,790
Total assets	$13,641,400	$11,322,245	$9,151,947

Liabilities and Stockholders’ Equity

Current Liabilities
Accounts payable	$2,588,551	$1,009,704	$1,359,829
Accrued expenses and other	609,719	557,475	474,273
Current operating lease liabilities	608,123	579,277	549,841
Accrued payroll and benefits	445,307	204,109	295,465
Income taxes payable	19,526	—	—
Short-term debt	—	802,507	—
Current portion of long-term debt	64,964	—	—
Total current liabilities	4,336,190	3,153,072	2,679,408

Long-term debt	2,450,245	2,286,295	312,665
Non-current operating lease liabilities	2,503,332	2,601,254	2,496,230
Other long-term liabilities	292,715	258,869	227,842
Deferred income taxes	154,932	155,556	139,538

Commitments and contingencies

Stockholders’ Equity	3,903,986	2,867,199	3,296,264
Total liabilities and stockholders’ equity	$13,641,400	$11,322,245	$9,151,947

Ross Stores, Inc.
Condensed Consolidated Statements of Cash Flows

	Six Months Ended
($000, unaudited)	July 31, 2021	August 1, 2020	August 3, 2019

Cash Flows From Operating Activities
Net earnings (loss)	$970,737	$(283,795)	$833,863
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Depreciation and amortization	174,094	179,626	166,898
Stock-based compensation	58,258	46,897	44,613
Deferred income taxes	33,065	5,877	21,868
Change in assets and liabilities:
Merchandise inventory	(242,045)	714,356	(85,427)
Other current assets	(63,420)	(51,924)	(55,309)
Accounts payable	360,891	(289,710)	187,050
Other current liabilities	77,963	(44,671)	(8,529)
Income taxes	(27,596)	(145,001)	(31,193)
Operating lease assets and liabilities, net	2,654	5,569	8,276
Other long-term, net	794	35,197	1,353
Net cash provided by operating activities	1,345,395	172,421	1,083,463

Cash Flows From Investing Activities
Additions to property and equipment	(254,437)	(250,047)	(250,314)
Proceeds from investments	—	—	517
Net cash used in investing activities	(254,437)	(250,047)	(249,797)

Cash Flows From Financing Activities
Issuance of common stock related to stock plans	12,534	11,075	10,906
Treasury stock purchased	(49,015)	(32,346)	(52,349)
Repurchase of common stock	(175,784)	(132,467)	(640,259)
Dividends paid	(203,384)	(101,414)	(186,642)
Net proceeds from issuance of short-term debt	—	805,601	—
Payments of short-term debt	—	(3,094)	—
Net proceeds from issuance of long-term debt	—	1,976,030	—
Payments of debt issuance costs	—	(3,254)	—
Net cash (used in) provided by financing activities	(415,649)	2,520,131	(868,344)

Net increase (decrease) in cash, cash equivalents, and restricted cash and cash equivalents	675,309	2,442,505	(34,678)

Cash, cash equivalents, and restricted cash and cash equivalents:
Beginning of period	4,953,769	1,411,410	1,478,079
End of period	$5,629,078	$3,853,915	$1,443,401

Reconciliations:
Cash and cash equivalents	$5,569,071	$3,793,043	$1,382,025
Restricted cash and cash equivalents included in prepaid expenses and other	10,801	10,348	11,048
Restricted cash and cash equivalents included in other long-term assets	49,206	50,524	50,328
Total cash, cash equivalents, and restricted cash and cash equivalents:	$5,629,078	$3,853,915	$1,443,401

Supplemental Cash Flow Disclosures
Interest paid	$42,051	$10,069	$6,341
Income taxes paid	$304,984	$9,872	$266,653